Exhibit 99.1

PRESS RELEASE                                                  UNIVISION COMMUNICATIONS INC.

Investor Contact:                                                                                 Media Contact:

Diana Vesga                                                                                          Stephanie Pillersdorf

Univision Communications Inc.                                                        Citigate Sard Verbinnen

310-556-7695                                                                                         212-687-8080

UNIVISION NAMES JEFFREY HINSON CHIEF FINANCIAL OFFICER

LOS ANGELES, CALIFORNIA, MARCH 22, 2004 — Univision Communications Inc. (NYSE:UVN), the nation’s leading Spanish-language media company, today announced that Jeffrey T. Hinson, who previously served as Senior Vice President and Chief Financial Officer of Univision Radio, has been named Executive Vice President and Chief Financial Officer of Univision Communications Inc. He will report to A. Jerrold Perenchio, Chairman and Chief Executive Officer of Univision.  Hinson will succeed George Blank, who will remain with the Company as a senior member of its corporate staff.

“George Blank has been a tremendous asset for Univision and I want to personally thank him for his dedication and outstanding service as Chief Financial Officer throughout his 17-year tenure to date,” said Perenchio.  “As a key member of the management team, George has played a pivotal role in guiding Univision through its tremendous growth.    He has made significant contributions to the Company’s development and we look forward to his continued involvement.”

George Blank said, “I have been privileged to have been associated with Univision for nearly two decades and to have been part of one of the great success stories in the media industry.  I am looking forward to continuing my role with the company and to helping Jerry Perenchio and his excellent management team continue to build for the future.”

“Jeff Hinson is an outstanding executive and I am delighted he is joining Univision’s management team,” said Perenchio.  “He brings to his new position a unique blend of financial and industry experience and expertise, which will be instrumental as we integrate our new Radio operations with our existing Television, Music and Internet franchises.  I have known Jeff for years and have been impressed with his strategic vision, and I am confident in his ability to further enhance shareholder value.”

“I am pleased to have this opportunity to expand my role at Univision, a company with a celebrated brand, a first-rate management team and talented employees in Television, Radio, Music and Online businesses,” said Hinson. “I am fortunate to inherit a superb group of professionals who, under George Blank’s leadership, have operated with the highest integrity.”

Prior to joining Univision Radio, Hinson, 49, served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which became Univision Radio upon its acquisition in September 2003.  Hinson received a BBA from the University of Texas at Austin in 1977 and an MBA from the University of Texas Business School in 1979.

Univision Communications Inc. is the premier Spanish-language media company in the United States.  Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 79% of U.S. Hispanic Households; Univision Television Group, which owns and operates 24 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 31 TeleFutura Network television stations; Galavisión, the country’s leading Spanish-language cable network; Univision Radio, the leading Spanish-language radio group which owns and/or operates 68 radio stations in 17 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com.  Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net

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